UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2024

MARATHON DIGITAL HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-36555	01-0949984
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 NE Third Avenue, Suite 1200

Fort Lauderdale, FL 33301

(Address of principal executive offices and zip code)

(800) 804-1690

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MARA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On April 1, 2024, the Board of Directors (the “Board”) of Marathon Digital Holdings, Inc. (the “Company”), acting pursuant to the authority granted under the Company’s amended and restated bylaws, appointed Vicki Mealer-Burke to serve as a Class III director. As a result, Ms. Mealer-Burke will serve as a member of the Board until the Company’s 2026 annual meeting of stockholders or until her successor is duly elected and qualified. In addition, Ms. Mealer-Burke has been appointed to serve on the Compensation Committee and Nominating and Corporate Governance Committee.

Ms. Mealer-Burke brings 26 years of executive leadership experience from Qualcomm Incorporated (“Qualcomm”) (Nasdaq: QCOM), a semiconductor company renowned for its global impact in driving wireless technology hardware, services and software. Throughout her career at Qualcomm, Ms. Mealer-Burke held diverse leadership roles spanning global business development, product management and operations across three distinct business units of Qualcomm Technologies Inc. In 2014, Ms. Mealer-Burke was named Vice President and General Manager of Qualcomm Education, Inc., a wholly-owned subsidiary of Qualcomm Technologies. In 2016, she was named Vice President of Human Resources and served as Qualcomm’s inaugural Chief Diversity Officer. She served as Chief Diversity Officer until November 2021 and completed her Qualcomm career in January 2023 after leading a multi-million dollar Global HR digital transformation and organizational restructuring.

During her tenure at Qualcomm, she played an important role in Qualcomm’s growth from annual revenues of $2 billion and approximately 6,000 employees in 1997 to over $36 billion in revenue and more than 50,000 employees by 2023. She has served as a member of the board of directors of the Make-A-Wish Foundation of San Diego, Inc. since May 2021 and as a member of the board of directors of LEAD San Diego since January 2019. Prior to her appointment to the Board, she served as an advisory member of the Board since September 2022. Ms. Mealer-Burke has a Bachelor of Business Administration in Management Information Systems from Iowa State University and a Master of Arts in Administration from The Ohio State University.

The Company believes Ms. Mealer Burke is qualified to serve as a member of the Board because of her extensive leadership experience in the technology industry, her proven track record navigating a dynamic business environment, and her prior experience with the Company as a Board advisor.

Agreements and Relationships with Director

There are no agreements, arrangements or understandings between Ms. Mealer-Burke and any other person pursuant to which she was elected to serve on the Board. There are no relationships involving Ms. Mealer-Burke that are required to be reported pursuant to Item 404(a) of Regulation S-K.

Ms. Mealer-Burke will enter into an indemnification agreement with the Company providing for indemnification and advancement of expenses to the fullest extent permitted by the Nevada Revised Statutes.

Ms. Mealer-Burke will be compensated for her services on the Board and the Committees in accordance with the Company’s standard compensation policy for non-employee directors.

Press Release

A copy of the press release announcing the appointment of Ms. Mealer-Burke as a member of the Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained in Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Such information shall not be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as otherwise expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated April 5, 2024, issued by the Company.

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARATHON DIGITAL HOLDINGS, INC.

Date: April 5, 2024	By:	/s/ Zabi Nowaid
	Name:	Zabi Nowaid
	Title:	General Counsel